AGREEMENT

This Agreement (“the Agreement”) is dated the 24th day of December, 2007 (“Effective Date”), by and between Inrob Philippines Ltd, a Philippines corporation, having an address at ______________________ (“INROB”), and CP Communication Services, Inc., a Philippines corporation, having an address at Unit 201, Syjuco, Bel-Air Building, Polaris Street, Makati City, Philippines (“CPCOM”)

WHEREAS:
INROB is involved, inter alia, in the development and production of advanced wireless control systems and integrated solutions for mobile robots, and wishes to expand its business by leasing and operating a production facility in the Philippines (“Business Target”); and

WHEREAS:
For the purpose of the Business Target, INROB is interested in receiving from CPCOM and CPCOM is interested to grant INROB the ability to manufacture at the highest quality and standards within the strictest possible timetables at any time within the term of this Agreement upon advance notice of 48 hours all products presently sold or developed by INROB or contemplated to be sold or developed by INROB in the future, all subject to the terms set forth below;

WHEREAS:
For the purpose of the Business Target, CPCOM shall irrevocably lease to INROB on a full turnkey operating lease floor space, utilities, equipment and machinery and shall make such adaptations, renovations and maintenance to such floor space, utilities, equipment and machines as required for the Business Target, and manufacture the Products (as defined below) (collectively, “the Project”), all subject to the terms set forth below,

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. The Services

1.1
In order to execute the terms of this Agreement and to comply with INROB's Business Targets, CPCOM hereby leases to INROB and INROB leases from CPCOM, for the term of this Agreement, the Premises, as set forth in Exhibit 1.1a and equipment and machinery as set forth in Exhibit 1.1b.

1.2
CPCOM shall manufacture, at the Premises, certain products of INROB, all as set forth in Exhibit 1.1 (collectively, “the Products”), in accordance with purchase orders which it receives from INROB from to time, in an overall aggregate value of up to US $28,500,000 (twenty eight million and five hundred thousand US Dollars), all as set forth in Section 12.1 below.

1.3
In order to comply with its obligations under this Agreement, CPCOM shall adapt its existing premises, equipment and machinery in accordance with the specifications and capabilities provided by INROB as set forth in Exhibit 1.3 in order to enable the manufacture of the Products, all such adaptation to be completed, to the full satisfaction of INROB, within 30 days of the Effective Date.

1.4	Within 48 hours of receipt of a purchase order by INROB for any of the Products, CPCOM shall commence the manufacture of the Products so ordered.

1.5
CPCOM shall manufacture such Products in a continuous and uninterrupted manner until all such Products have been duly manufactured to the highest levels and standards, in full accordance with the specifications and functional requirements provided by INROB and shall ensure that such Products have been duly manufactured within the shortest period reasonably possible assuming continuous uninterrupted first priority use of the entire Premises and Equipment unless INROB has agreed in advance and in writing to a later date of supply.

1.6
Throughout the term of this Agreement, INROB shall have preferred status and priority over any other party with respect to use of the Premises, equipment and machinery, and CPCOM shall perform the manufacturing services to INROB within the time specified above, regardless of any other obligations it may have to any other party.

1.7
Notwithstanding the above, it is hereby agreed that in periods during which INROB has not placed a purchase order and CPCOM is thus not manufacturing the Products, CPCOM is entitled to use the Premises, equipment and machinery for its own personal use or for the provision of services to third parties, on condition that, upon INROB placing a purchase order, it commences the manufacture of the Products within the time periods specified above.

1.8	The Products shall be manufactured according to the terms, conditions and time schedule as set forth in the Manufacturing Agreement attached hereto as Exhibit 1.8.

2.	Force Majeure

2.1
Without derogating from CPCOM's undertaking to manufacture the Products as aforesaid CPCOM shall immediately notify INROB upon becoming aware of any event which might delay the manufacture of any Product by CPCOM pursuant to this Agreement, the cause thereof and the action which CPCOM is taking in order to ensure that no delay in delivery of the Products will actually occur or which will mitigate the extent of such delay respectively.

2.2
In the event that any such delay may be caused by events beyond the reasonable control of CPCOM despite having made all reasonable attempts to avoid such delay and to prevent and mitigate the effects thereof (including, without limitation, the following: fire, flood, war, embargo, sabotage, earthquake, or by injunction (not the fault of CPCOM) or other unavoidable damage to the Project not the fault of CPCOM ("Force Majeure"), then CPCOM shall be granted an extension of time of up to 14 days from the day of receipt of the purchase order by INROB to commence production. IN NO EVENT shall CPCOM be granted mote than 14 days extension to the timetables set forth above EVEN IN THE EVENT OF FORCE MAJEURE.

2.3
In order to avoid any misunderstandings in this respect, in the event of a Force Majeure event (including in the event that the Premises and equipment are totally incapacitated) CPCOM shall make available, at its own expense and within the timetable set forth above, substitute premises, equipment and machinery of similar production capabilities, in order to ensure compliance with the terms of this Agreement.

2.4
Notwithstanding anything to the contrary contained herein, CPCOM shall have no remedy for, and shall be responsible for, any delay in the manufacture of a Product, not in accordance with the time schedule provided above.

3.	Premises, Equipment and Machinery

3.1
Any alteration, modification, improvement or substitution to the Premises, equipment or machinery shall only be made if (i) this is to the benefit of the Project, in which case INROB's prior written consent is required; or (ii) if required by applicable law.

3.2
Care of the Premises, equipment or machinery shall be the sole obligation and responsibility of CPCOM. CPCOM shall promptly make all repairs, and will effect such repairs, replacements, parts, and the like as may be necessary to maintain the Premises, equipment or machinery in good working order and operating condition at all times during the term of this Agreement.

3.3	The cost of all such care, maintenance, repairs, replacements, parts and the like shall be borne solely by CPCOM.

3.4	INROB has the right to inspect the Premises, equipment or machinery and their maintenance records at all reasonable times upon reasonable advance notice to CPCOM.

3.5	CPCOM assumes full responsibility for the safety and any consequence of lack of safety of the Premises, equipment or machinery.

3.6	The Premises, equipment and machinery are, and shall throughout the term of this Agreement be kept, free and clear of all liens, claims and encumbrances of every kind, nature and description.

3.7
Furthermore, the Premises, equipment and machinery shall remain personal property regardless of how and to what degree it may be affixed or attached to any building or structure or what may be the consequences of its being removed from such building or structure, or for what purpose the Premises, equipment and machinery may be used. CPCOM agrees not to remove any of the equipment and machinery from the Premises without INROB's prior written consent.

3.8	CPCOM will (i) use the Premises, equipment and machinery only in CPCOM's trade or business, and (ii) use and maintain the Premises, equipment and machinery only in compliance with all applicable laws.

3.9
CPCOM will not, without INROB's prior written consent, (i) part with possession of any of the Premises, equipment and machinery (except to INROB or for maintenance and repair), or (iii) sell, rent, sublease, mortgage, grant a security interest in or otherwise transfer or encumber any of the Premises, equipment and machinery.

4.	Responsibilities of CPCOM

CPCOM hereby irrevocably agrees that, in addition to its other obligation under this Agreement, it shall be responsible for all of the following:

4.1	payment of rent, property taxes, governmental fees and charges, utilities, insurance premiums, repairs, improvements, signage and any other fees and expenses related to the Premises;

4.2	hiring, promoting, discharging and supervising the work of all personnel employed in the Project, all of whom will be employees of CPCOM and not of INROB;

4.3
paying salaries, providing benefits, procuring workers compensation insurance, employee medical insurance and comprehensive and general liability insurance, and complying with any other applicable employment laws;

4.4
supervision, management and day-to-day operations of the Project, and all other related activities, including necessary financing, staffing, administrative and "back office" support services necessary for the successful operation of the Project;

4.5	conducting the Project at all times in a bona fide, prudent and businesslike manner;

4.6	updating INROB of any adverse change to the financial condition of its business;

4.7	compliance with all laws and regulations in performing its duties under this Agreement.

5.	Representations and Warranties of CPCOM

CPCOM hereby represents and warrants to INROB that:

5.1
CPCOM is, and shall remain, duly organized, existing and in good standing under the laws of the Philippines as set forth on the first page of this Agreement, CPCOM has its chief executive offices at the location set forth on such page, and that CPCOM is, and shall remain, duly qualified and licensed in such jurisdiction to carry on its business and operations as required for the purpose of this Agreement.

5.2
CPCOM has adequate power and capacity to enter into, and to perform its obligations under this Agreement, each Exhibit and any other documents evidencing, or given in connection with, any of the transactions contemplated by this Agreement (all of the foregoing being hereinafter referred to as the "Lease Documents").

5.3
This Agreement and the other Lease Documents have been duly authorized, executed and delivered by CPCOM and constitute legal, valid and binding agreements enforceable under all applicable laws in accordance with their terms, except to the extent that the enforcement of remedies may be limited under applicable bankruptcy and insolvency laws.

5.4
No approval, consent or withholding of objections is required from any governmental authority or instrumentality with respect to the entry into, or performance by CPCOM, of any of the Lease Documents, except such as may have already been obtained.

5.5
CPCOM's entry into, and performance of the Lease Documents will not (i) violate any of CPCOM's organizational documents or any judgment, order, law or regulation applicable to it, or (ii) result in any breach of, constitute a default under, or result in the creation of any lien, claim or encumbrance on any of CPCOM's property pursuant to, any indenture mortgage, deed of trust, bank loan, credit agreement, or other agreement or instrument to which CPCOM is a party.

5.6
There are no suits or proceedings pending or threatened in any court or before any commission, board or other administrative agency against or affecting CPCOM which could, in the aggregate, have a material adverse effect on CPCOM, its business or operations, or its ability to perform its obligations under the Lease Documents.

5.7	It has sufficient financial and other capabilities to ensure that it is able to duly perform all its undertakings hereunder in a timely manner.

5.8
The Premises have the standards and qualifications set forth in Exhibit 1.3. CPCOM shall ensure that the Premises shall maintain all such Standards and qualifications and shall act to receive and maintain any additional. alternative or supplementary standards and qualifications that may be necessary, at INROB's reasonable opinion, in order to properly manufacture the Products and allow the sale and distribution of such Products throughout the world.

5.9	The Premises, equipment and machinery are, and CPCOM shall keep it, in good condition and repair and CPCOM will not be negligent in the care and use thereof.

5.10
CPCOM is skilled in the professional callings necessary to execute the Project and acknowledges that INROB is relying upon the skill and knowledge of CPCOM. CPCOM accepts the relationship of trust and confidence established by this Agreement and shall exercise its best skill and judgment and shall cooperate with INROB to further the interests of INROB. CPCOM shall perform its duties and obligations under this Agreement in accordance with the professional standard and quality which prevails among reputable, well-qualified, nationally recognized firms performing projects of the nature and in the locations encompassed within this Agreement.

5.11
CPCOM shall provide or cause to be provided, at its sole expense, all labor, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation and other facilities and services necessary for the execution of the Project.

5.12	CPCOM shall notify INROB immediately and without delay upon the occurrence of any event which causes or might cause any of the above representations to be inaccurate or incomplete.

6.	Warranty

6.1
CPCOM warrants to INROB that (a) materials and equipment furnished by CPCOM under this Agreement will be of good quality and will be assembled and installed in accordance with all vendors' and manufacturers' instructions and specifications, (b) the Products manufactured by CPCOM will be free from defects, and (c) the Project will comply with the specifications and capabilities determined by INROB, as set forth in Exhibit 1.3.

6.2	The Project work not conforming to these requirements, including substitutions not properly approved and authorized, shall be considered defective.

6.3
Without limiting any other rights or remedies of INROB under this Agreement, if INROB provides written notice of any defect in the Project in violation of the foregoing within one (1) year after the date of receipt of the Product manufactured by CPCOM in accordance with this Agreement, CPCOM shall, within fifteen (15) business days after receipt of such written notice of such defect (or such longer time as may reasonably be necessary to correct such defect), furnish, at no cost to INROB, all labor, equipment and materials necessary to correct such defect and cause the Project to comply fully with the foregoing warranties. If CPCOM is required to remedy any such defect under the foregoing sentence, then all labor, equipment and materials provided by CPCOM to remedy such defect shall themselves be subject to the foregoing warranties. If CPCOM fails to promptly correct any such defects within the foregoing time period, then INROB may (without voiding CPCOM's warranties) correct, or cause to be corrected, such defects and charge all related costs to CPCOM, together with interest at the Default Rate until CPCOM has paid such costs.

7.	Program Management

7.1
Based on INROB's program and criteria for the Project, CPCOM consulted with INROB and INROB approved the preliminary proposals and recommendations regarding the Project concept, development strategy, architectural and design concepts, space requirements and adjacency relationships, number and functional responsibilities of personnel, special equipment and systems, human and material flow patterns, governmental approval strategies, construction schedule requirements, construction budget requirements, and other matters regarding the execution of the Project, including, but not limited to:

7.1.1	Consultation with INROB's independent consultants and INROB concerning the Project and development of Project plans, drawings and specifications.

7.1.2	Assistance with utility optimization and sourcing, as requested, to develop alternative methods to reduce utility costs and ongoing operations relating to the Project.

8.	Claims

8.1
CPCOM shall give notice of any claim within 21 (twenty one) days after CPCOM first recognizes the condition giving rise to the claim. Claims shall be made by written notice. Failure to deliver any such notice or request within the required period shall constitute an irrevocable waiver of any such claim.

8.2	Pending final resolution of a claim (whether by mediation, arbitration, or litigation), unless otherwise agreed in writing, CPCOM shall proceed diligently with performance of this Agreement.

9.	Resolution of Claims and Disputes

9.1
If a claim by either party against the other has not been resolved, the party making the claim shall, within ten (10) days after the other party's preliminary response, take one or more of the following actions: (i) submit additional supporting data, (ii) modify the initial claim or (iii) notify the other party that the initial claim stands.

9.2
Continued Performance. Notwithstanding any provisions to the contrary in this Section 9, if any dispute arises between INROB and CPCOM which relates to the Project, CPCOM shall not interrupt the progress of the work or the performance of the Project during the pendency of any such dispute, unless ordered to do so by INROB in writing and INROB shall make all progress payments for the Project performed by CPCOM other than disputed amounts. CPCOM shall submit claims on or before the twenty-first (21st) day after CPCOM first recognizes the condition giving rise to such claim; no additional claim made by CPCOM after an initial claim on the same matter has been implemented will be considered. Except to the extent such costs are incurred with respect to the resolution of claims pursuant to Sections 8 and 9 hereof, if either party brings any action or legal proceeding for an alleged breach of any provision of this Agreement, to terminate this Agreement or otherwise to enforce, protect or establish any term or covenant of this Agreement, the prevailing party shall be entitled to recover as a part of such action or proceeding, or in a separate action brought for that purpose, reasonable attorneys' fees, court costs, and expert fees as may be fixed by the court.

9.3
Mediation of Disputes. All claims between the parties shall be handled as follows: (i) the parties shall endeavor, in good faith, to settle a claim in an amicable fashion pursuant to Section 8 hereof, and (ii) if the parties are unable to resolve a claim pursuant to Section 8 within a reasonable period (but in no event longer than forty-five (45) days) after the claim is submitted to the other party, then the parties shall submit the claim to non-binding mediation in accordance with the Rules of Arbitration of the International Chamber of Commerce (ICC) in the city of New York, New York before having recourse to a judicial forum. Mediation shall be initiated by the written request of either party and shall be commenced within five (5) days after delivery of such notice. Upon request of the initiating party or the Mediator, the other party shall promptly evidence its consent to the mediation if such consent is required to proceed.

10.	Personnel

In executing its obligations hereunder, CPCOM undertakes to provide INROB, as per INROB's request, with professional, skilled and trained personnel for the purpose of operating the production line or any other services required by INROB according to terms which may be agreed upon by the parties from time to time and in accordance with the provisions of the Manufacturing Agreement executed between the parties.

11.	Assignment

11.1	CPCOM may not assign, subcontract or transfer any of its rights or obligations hereunder to any third party. Any such assignment, subcontract or transfer shall be null and void.

11.2	INROB is entitled to assign its rights and undertakings hereunder, in whole or in part, to any third party of its choosing.

12.	Consideration

12.1
In consideration for executing the Project and providing INROB with complete manufacturing capabilities, as specified in this Agreement, CPCOM shall receive from INROB consideration in the sum of US $2,950,000 (two million nine hundred and fifty thousand US Dollars). This consideration shall provide INROB with the right to utilize CPCOM's manufacturing capabilities at the Premises, up to the total value of purchase orders in the amount of US $28,500,000 (twenty eight million five hundred thousand US Dollars) (including manufacturing services under the manufacturing agreement and raw materials) (“Order Limit”).

12.2	The Consideration shall be paid as follows:

12.2.1	US $1,000,000 (one million US Dollars) until December 31st 2007.

12.2.2	The remainder shall be paid until end of March 2008.

12.3
INROB shall be entitled to inform CPCOM at any time prior to payment in full of the entire consideration hereunder of its decision to discontinue making any further payments hereunder. In such an event, the consideration under section 12.1 above shall be redefined as the consideration actually paid by INROB to CPCOM, the Order Limit shall be adjusted pro rata to the amount actually paid compared to the amount originally contemplated under section 12.1 above and CPCOM shall have no claims or demands against INROB for its discontinuance of payments.

12.4
It is hereby clarified that, except for payment under the Manufacturing Services Agreement, payment for raw materials and payment for the transport of any goods from the Premises if requested and pre-approved in writing by INROB) the aforementioned consideration shall be the sole consideration to which CPCOM shall be entitled for performing its undertakings under this Agreement and shall cover any and all expenses incurred by CPCOM to enable it to perform its obligations hereunder, including with respect to adaptation of its equipment and machinery as set forth herein.

12.5
Entire Compensation. CPCOM specifically understands that the consideration set forth in this Section 12 is the sole compensation payable to CPCOM by INROB for the Project and it includes the right to use the Premises, including all depreciation and utility costs, and no work undertaken by CPCOM or its agents, employees, subcontractors or subconsultants will result in any obligation of INROB to pay any additional compensation or any additional expense. CPCOM, for itself and its employees, agents, subcontractors and subconsultants hereby (i) waives any right to compensation or reimbursement for services performed or expenses incurred without written authorization, and (ii) covenants not to sue for amounts which may otherwise be payable under the theory of quantum merit, or under any other legal theory, except to the extent CPCOM is expressly entitled to payment under Section 12 of this Agreement.

12.6
In the event that INROB reaches the Order Limit prior to the end of 5 years from the Effective Date, then INROB shall have the option ("Option") to purchase, from time to time, additional Products at the following terms US$90,000 (ninety thousand US DOLLARS) for the purchase of products at a value of US$1,000,000 ("Option Order Limit").

INROB shall be entitled to exercise its option by sending CPCOM written notice of its decision to exercise the Option and, in such an event, all the terms of this Agreement and the Exhibits hereto shall apply to any such Option orders.

13.	Purchase Orders and Delivery

13.1	All purchase orders shall be forwarded in writing by INROB to CPCOM.

13.2	The purchase orders shall be in the form substantially similar to that set forth in Exhibit 13.3 attached hereto.

13.3
Upon receipt of a purchase order, CPCOM shall send INROB a written document detailing the date of dispatch of the Products, the quantity of each type of Product ordered, the catalogue number of each Product ordered, the price of each Product and the total price of the order.

13.4	Delivery of the Product by CPCOM to INROB shall be direct and shall be made ex works.

13.5
Unless agreed otherwise in writing, the raw materials required for the manufacture of the Products shall be provided by INROB, shall be deemed consigned inventory of INROB and shall remain at all times the sole and exclusive property of INROB. CPCOM undertakes to inform all relevant third parties at all times as to INROB's sole and exclusive ownership of the consigned inventory and shall inform INROB immediately and without delay upon any event that may lead to any harm, injury, loss or other prejudice to such consigned inventory or to the value thereof.

14.	Term of Agreement

14.1	This Agreement shall remain in full force and effect for an unlimited period of time.

14.2
Notwithstanding the above, in the event that within 5 years from the Effective Date, the Order Limit or any Option Order Limit if INROB exercise's its option as per section 12.6 above, has not been ordered by INROB, and subject to the Premises still existing and subject further to CPCOM's ability to continue manufacturing the Products, then INROB shall be entitled to continue placing orders for the Products until it reaches the Order Limit, at which time this Agreement shall terminate.

15.	Books and Records

15.1
CPCOM shall check all materials, equipment and labor being incorporated into the Project work and shall keep such full and detailed accounts as may be necessary for proper financial management under this Agreement. INROB shall have access to all CPCOM's records, books, correspondence, instructions, drawings, receipts, vouchers, memoranda and similar data relating to this Agreement and/or Project work, and CPCOM shall preserve (either in hard copy or on electronic storage) all such records for a period of four (4) years following termination of this Agreement or any extended term thereof, or for any longer period as may be required by law. INROB shall have the right to copy all or any part of CPCOM's records.

15.2
The Project shall be performed by CPCOM on an “open book” basis. INROB shall have the right, during the performance of the Project and for a period of four (4) years after termination of this Agreement or any extended term thereof, to inspect and audit CPCOM's books and records regarding the Project. CPCOM shall have the opportunity to audit itself prior to any audit by INROB.

16.	Insurance

16.1	Liability Insurance.

16.1.1
CPCOM shall purchase and maintain insurance which will protect CPCOM and INROB from the following types of claims that may arise out of or result from the Project under this Agreement and for which CPCOM may be legally liable, whether such operations are by CPCOM or by a subcontractor or subconsultant or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable: (i) claims under workers' or workmen's compensation, disability benefit and other similar employee benefit acts which are applicable to the Project to be performed; (ii) claims for damages due to bodily injury, sickness or disease, or death; (iii) claims ordinarily covered by commercial general liability insurance; (iv) claims for damages due to injury to or destruction of tangible property, including loss of use by third parties other than INROB resulting therefrom (whether resulting from operations of CPCOM, any subcontractor or subconsultant, or anyone directly or indirectly employed by any of them); (v) claims for damages due to bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle; and (vi) claims involving contractual liability for CPCOM's indemnity obligations, if insurable, under this Agreement. All insurance coverage required to be obtained and maintained by CPCOM pursuant to the terms of this Agreement shall be primary in the event of any loss, with any insurance carried by INROB to be excess capacity to CPCOM's coverage. All insurance policies required of CPCOM by this Agreement and any modifications thereto shall be subject to INROB's reasonable approval as to form, insurer, and adequacy of protection. CPCOM shall carry insurance with coverage and limits of liability as shall be agreed in writing by the parties from time to time, entitled “Insurance Requirements”.

16.1.2
CPCOM shall require that each of its subcontractors and subconsultants obtain and maintain, at all times during the period such subcontractor or subconsultant is performing adaptation services, the insurance required under Section 16.1.1.

16.1.3
All coverages shall be written on an occurrence basis and maintained without interruption from date of commencement of this Agreement until the date of termination thereof. All coverages shall be maintained by insurance carriers acceptable to INROB. The insurance referenced in clause (iii) of Section 16.1.1 shall contain no exclusion which denies coverage for third party bodily injury or property damage arising out of errors or omissions in maps, plans, drawings, designs, or inspection or construction management services.

16.1.4
Certificates of insurance acceptable to INROB shall be filed with INROB prior to commencement of the Project. These certificates and the insurance policies shall contain a provision that coverages afforded under the policies will not be modified, canceled or allowed to expire until at least thirty (30) days' prior written notice has been given to INROB.

16.1.5
All policies of insurance shall name INROB, its employees, officers, directors, shareholders, and agents, and, at INROB's option, any landlord or lender for the Property and any other person(s) INROB deems to have an insurable interest in the Project work, as additional insured(s) under the policy. Upon request by INROB, CPCOM shall furnish each of its subcontractor's and subconsultant's policies (or certificates thereof) to INROB before commencement of the Project, evidencing all coverage required hereunder. In addition, CPCOM shall promptly furnish to INROB copies of all endorsements both with respect to its own insurance and that of its subcontractors and subconsultants which are subsequently issued and which amend coverage, but delivery of such endorsements will not release such parties from their obligation to obtain the insurance required by this Agreement. The requirements for the foregoing insurance shall not diminish or limit CPCOM's obligations to indemnify INROB under this Agreement.

16.1.6
If CPCOM fails to secure and maintain the required insurance, INROB shall have the right (without the obligation to do so) to secure same in the name and for the account of CPCOM, in which event CPCOM shall pay the cost thereof and shall furnish upon demand all information that may be required in connection therewith.

16.2	Property Insurance

16.2.1
With respect to the Project, CPCOM shall purchase and maintain “builder's risk” property insurance on such terms and in such cover as is normal in transactions similar to that contemplated hereunder. CPCOM's insurance (i) shall be placed in the name of CPCOM and its subcontractors and, at INROB's option, shall name INROB and any other person(s) whom INROB deems to have an insurable interest in the Premises and/or the Project work, or any part thereof, as named insured, and (ii) shall be payable to CPCOM for the insure as the respective interests of such named insured may appear. Such insurance shall not insure against loss, damage, or destruction of any contractor equipment, materials and supplies or temporary buildings or other such property located in, on or about the Premises, which are the property of CPCOM, or any subcontractor or subconsultant, or any person directly or indirectly employed by or under contract with CPCOM or its subcontractors or subconsultants, all of which shall be insured by CPCOM under a separate policy. The policy shall be retained and held by CPCOM. A copy of each policy required of CPCOM shall be delivered to INROB upon demand. CPCOM shall be responsible for the payment of all costs not covered because of deductibles in excess of $10,000 per occurrence under CPCOM's property insurance.

16.2.2
Property insurance shall be on a “Special Form” policy form, and shall insure against the perils of fire and extended coverage and physical loss or damage, including theft, vandalism, malicious mischief, collapse, false-work, temporary buildings and debris removal, including demolition occasioned by enforcement of any applicable legal requirements. Coverage shall also be provided, as needed, for earthquake and flood, for inland transit of permanent plant equipment and offsite storage exposures for materials to be incorporated into the Project, and for physical damage to the Project work resulting from faulty workmanship, materials or design.

16.2.3
INROB and CPCOM, by their execution of this Agreement, each hereby waives all rights against each other and any of their subconsultants, subcontractors, agents and employees, each of the other, for damages to property caused by fire or other perils to the extent such damages are covered by property insurance obtained pursuant to this Section 16.2.3, or any other property insurance maintained by INROB or CPCOM applicable to the Project work or the Premises, regardless of the negligence of the entity so released; provided, however, that such waivers are effective only if the applicable insurance policies of both parties contain a clause to the effect that such release shall not affect the right of the insured to recover under such policy.

16.2.4
Each party shall cause each property insurance policy obtained by it to provide that the insurer waives all right of recovery by way of subrogation against the other party in connection with any injury or damage covered by such policy. CPCOM shall also require of all subcontractors and subconsultants similar waivers in favor of INROB and CPCOM.

17.	Termination of Agreement

17.1	INROB's Right to Terminate Without Cause. The following provisions of this Section 17.1 shall govern INROB's right to terminate this Agreement without cause:

17.1.1
In addition to INROB's right to terminate on account of CPCOM's default, as set forth in Section 17.2, INROB may terminate this Agreement, in whole or in part, at any time and from time to time without cause, by giving CPCOM at least ten (10) days' prior written notice. Upon receipt of any such notice, CPCOM shall, unless the notice directs otherwise: (i) immediately discontinue the performance of the Project on that date and to the extent specified in the notice; (ii) enter into no further subcontracts or subconsultant agreements, except as may be necessary for completion of such portion of the Project work as is not discontinued; (iii) promptly make every reasonable effort to procure cancellation, or assignment, upon terms satisfactory to INROB, of all subcontracts and all subconsultant agreements to the extent they relate to the performance of the discontinued portion of the Project work; and (iv) thereafter, do only such Project work as may be necessary to preserve and protect the Project work already in progress and to protect materials, landscaping materials and equipment on the Premises or in transit thereto.

17.1.2
In addition, CPCOM shall take all steps, including the legal assignment of its contractual rights with respect to terminated Project work, which INROB may require for the purpose of fully vesting in INROB such contractual rights. Notwithstanding any such assignment of contractual rights, however, CPCOM shall reserve rights of recourse thereunder to the extent necessary to permit CPCOM to enforce such contracts in the event that INROB makes any claim against CPCOM with respect to goods or services that are the subject of such contracts. The foregoing reservation of rights by CPCOM shall not, however, in any way impair INROB's right to pursue direct recourse against the parties to such contracts.

17.1.3
CPCOM hereby waives all claims for damages and loss of anticipated profits on account of any termination by INROB pursuant to this Section 17.1 and, as the sole right or remedy of CPCOM on account of such termination, CPCOM shall have the right to receive the amounts payable to CPCOM under this Section.

17.2
CPCOM Default. Any of the following events shall be deemed to be a material default by CPCOM under this Agreement (an “Event of Default”): (i) failure by CPCOM to perform any material contractual obligation under this Agreement, which failure by its nature CPCOM has no capacity to cure; (ii) failure by CPCOM to perform any other obligation under, or to comply with any term, provision or condition of, the Agreement for a period of ten (10) days following receipt of written notice of such failure from INROB, or such longer period (but in no event exceeding forty-five (45) days following receipt of INROB's notice) as reasonably required to remedy such failure provided that CPCOM commences such remedy within such ten (10)-day period and thereafter uses its best efforts to complete such remedy at the earliest date reasonably possible; (iii) the occurrence of any of the following: (a) the making by CPCOM of any general arrangement or assignment for the benefit of creditors; (b) CPCOM becomes a “debtor” as defined in 11 USC Section 101 or any successor statute (unless, in the case of a petition filed against CPCOM, the same is dismissed within sixty (60) days); (c) the appointment of a trustee or receiver to take possession of substantially all of CPCOM's assets or of any asset used in connection with the Project, where possession is not restored to CPCOM within thirty (30) days; or (d) the attachment, execution or other judicial seizure of substantially all of CPCOM's assets or of any asset used in connection with the Project, where such seizure is not discharged within thirty (30) days; and (v) repeated failure (defined as a failure for which INROB has given more than one (1) notice) by CPCOM to perform its obligations under this Agreement in a timely fashion, which failure materially interferes with INROB's scheduled completion of the Project within its time schedule.

17.3	INROB Remedies.

17.3.1
Upon the occurrence of an Event of Default, INROB shall have the right to pursue any and all remedies available at law and in equity including, without limitation, the following: (i) the right to keep this Agreement in effect and sue CPCOM for all damages caused by the default and recover the cost thereof; (ii) the right to cure any such default by CPCOM and to recover any damages caused thereby; and (iii) the right to terminate this Agreement either as to the entire Project or as to any part of the Project as to which an Event of Default has occurred, in either case by giving CPCOM written notice of such termination.

17.3.2
Upon such termination, INROB shall have the right to complete the Project or to contract with others for completion of the Project and, in either event, to charge the cost of completion to CPCOM. INROB may deduct, offset and credit such costs of completion and all other damages incurred by INROB as a consequence of CPCOM's default from and against any amounts that may at any time be payable to CPCOM under this Agreement. If the cost of completion exceeds the amount that would have been payable under this Agreement had CPCOM completely performed the Project pursuant to the terms of this Agreement, CPCOM shall immediately pay the amount of such excess to INROB. Upon termination, CPCOM shall be deemed to have waived all claims against INROB for profits, loss or damage on or with respect to the uncompleted Project.

17.4	CPCOM's Termination Rights

CPCOM may suspend the performance of the Project (i) if INROB fails to pay the consideration detailed in Section 12 above within thirty (30) days after written notice of delinquency is received by INROB from CPCOM, (ii) pursuant to an order of any court or other public authority having jurisdiction, or (iii) as a result of an act of government, such as a declaration of a national emergency, making materials unavailable.

18.	Indemnification.

To the fullest extent permitted by law, CPCOM shall indemnify, defend (with counsel reasonably acceptable to INROB) upon demand, protect and hold harmless INROB, its subsidiaries and affiliates and their respective officers, directors, shareholders, agents, consultants and employees from and against any and all causes of action, demands, losses, violations, infringements of law, patent, license or trademark, costs, attorneys' and experts' fees, claims, damages, and liabilities of every kind and nature arising out of, alleged to have arisen out of, or resulting in any way from, the Project to be performed under this Agreement by CPCOM and its subcontractors and subconsultants which are the result of any willful misconduct, negligent act or omission, or breach of any obligation or representation under this Agreement, by CPCOM or any of its subcontractors or subconsultants or material suppliers, or by the respective agents, officers, employees, representatives, contractors or subconsultants of any of them. The foregoing notwithstanding: (i) CPCOM's obligations to indemnify and hold INROB and its employees harmless shall in no event apply to the portion of any claim which is due to the negligence or willful misconduct of INROB, its subsidiaries or affiliates or their respective officers, directors, shareholders, agents or employees; (ii) CPCOM shall have no obligation to protect, indemnify, defend or hold harmless any consultant of INROB if any claim is due in part to the negligence or willful misconduct of such consultant; and (iii) CPCOM's foregoing indemnity obligation shall not apply with respect to infringements of patents by any subcontractor that INROB has specified as the only subcontractor that CPCOM is authorized to engage to perform particular adaptation services. All of the foregoing indemnification shall (a) be in full force and effect and apply at all times during the Agreement Term, and at all times thereafter, (b) not be deemed limited in any way by the amount or type of any insurance coverage that the CPCOM is required to maintain hereunder, (c) not be limited by any limitation on amount or type of damages, compensation or benefits payable by or for CPCOM or a subcontractor or subconsultant under workers' or workmen's compensation acts, disability benefit acts or other employee benefit acts, and (d) shall be subject to the express limitations of liability and releases from liability set forth elsewhere in this Agreement. Any claim by INROB for indemnification under this Section with respect to the Project must be brought within four (4) years after termination of this Agreement.

19.	Ownership of Data

19.1
For the purposes of this Section 19.1, “Data” means all designs, plans, models, drawings, prints, samples, transparencies, specifications, reports, manuscripts, working notes, documentation, manuals, photographs, negatives, tapes, discs, databases, software, works of art, inventions, discoveries, components or similar items.

19.2
Ownership and Use of the Data. All intellectual property rights, copyrights, design rights, patents, and other similar invention rights, trademarks, trade names, service marks, trade secrets, all applications for and rights in or to any of the foregoing (collectively “IP Rights”) in or to all Data now or hereafter owned or prepared by INROB (“INROB Data”) shall be owned solely by INROB. Without limiting the generality of the foregoing sentence, INROB Data shall include, without limitation, all INROB systems, server and software, all Products and Product designs, all material handling, integration, measurement and control systems, all information technology systems and software, and general arrangement drawings for the Project, all inventions, discoveries and improvements relating to INROB's business (including, without limitation, any information relating to manufacturing techniques, processes, formulas, designs, “look and feel,” logos, developments and experimental work or work in progress), and all formulas, patterns, devices and compilations of information (including customer lists) which are used in or related to INROB's business.

19.3
CPCOM shall have no ownership or other rights or interest in any INROB Data or any of INROB's IP Rights. Any INROB Data and INROB IP Rights disclosed to CPCOM shall be used by CPCOM solely in the performance of this Agreement on behalf of INROB and shall be subject to the obligation to keep same strictly confidential as provided in Section 20.

19.4
All IP Rights in or to all construction and program management systems and designs, construction estimating, measurement and procurement control systems, plot plan processor software, and construction and program management information technology systems and software which CPCOM owns or has prepared prior to the date hereof (collectively, “CPCOM Background Data”) shall remain the property of CPCOM. CPCOM Background Data shall not, however, include any INROB Data or Developed Data. CPCOM hereby grants to INROB a perpetual, non-exclusive, irrevocable, royalty-free license to use, copy and modify the CPCOM Background Data to the extent necessary to operate, use or maintain the Project work, but solely in connection with the Project for which CPCOM has provided services under this Agreement. Except as provided herein, INROB shall have no ownership or other rights or interest in any CPCOM Background Data.

19.5
Developed Data. All IP Rights in all Data prepared or developed by or for CPCOM or any of its subcontractors or subconsultants hereunder (“Developed Data”) shall vest in and become the sole property of INROB, shall be treated by CPCOM (and CPCOM shall require that all of its subcontractors and subconsultants treat it) as strictly confidential, and shall at all times remain the property of INROB, and all works of art which constitute copyrightable subject matter shall be considered “works made for hire” to the fullest extent permitted under law. All such Developed Data shall automatically and immediately constitute INROB Data and shall be clearly marked, where possible, as INROB's property, and CPCOM agrees to assign and does hereby assign all right, title and interest in, under and to the Developed Data to INROB. Each party agrees to perform any further acts and execute and deliver any and all further documents and/or instruments which are considered necessary or appropriate by INROB to ensure that the Developed Data vests in INROB, including but not limited to executing assignments, oaths and declarations for IP Rights on a country by country basis as deemed advisable by INROB and any other action for perfecting in INROB all right, title and interest in, under and to the Developed Data. At INROB's request from time to time, CPCOM shall furnish a copy of all such Developed Data to INROB and copies of designs, drawings, plans, specifications, databases and reports (in electronic format, to the extent available). CPCOM shall maintain in good order at the Project site one record copy of the drawings, specifications, product data, samples, and shop drawings marked currently to record changes made during the development of Project. Each of the items specified in the foregoing sentence shall be delivered to INROB upon completion of the development of the Project. CPCOM shall, however, have the right to retain one copy of each such item for CPCOM's archive records, subject to the provisions of this Section 19.5, Section 20 and any confidentiality covenant executed pursuant to Section 20.

19.6	For the purposes of this section 19, INROB shall include any affiliate thereof.

20.	Confidentiality

CPCOM shall keep, and shall require all subcontractors and subconsultants to keep, confidential all “Confidential Information” as defined in and subject to the terms of the Confidentiality and Nondisclosure Agreement attached hereto as Exhibit 20 and made a part hereof.

21.	Non-Competition

Other than through this Agreement, CPCOM covenants and agrees that from the Effective Date until the date that is one year after the termination of this Agreement, it will not, directly or indirectly: (a) own, manage, operate, join, control, be employed by, be engaged on an independent contractor basis or other representative capacity, or participate in the ownership, management, operation, or control of, receive any monetary benefits from or in connection with, or be connected in any other manner with, any individual, corporation, partnership or other entity (other than CPCOM) that is engaged in, or any other transaction or activity in, a business that is engaged in, or any other transaction or activity in, the business relating to the Products ("Prohibited Business"), without the prior express written permission of INROB; (b) solicit any employee of INROB to accept employment related to any Prohibited Business; (c) accept employment with or otherwise agree to provide any services relating to any Prohibited Business; or (d) solicit or attempt to solicit, divert, or obtain any Prohibited Business from any of INROB's customers existing as of the Effective Date.

22.	Exclusivity

During the term of this Agreement, including any extensions and renewals, CPCOM agrees not to directly or indirectly market, contact or develop relationships with, or authorize or approve the taking of any such action by any other person, firm or entity, and customer of INROB or any other person, firm or entity with whom INROB has developed a relationship or enhanced its relationship with, in anticipation of or in connection with pursuing a business related to the Products.

23.	Miscellaneous

23.1
Independent Contractors. CPCOM is and at all times shall be an independent contractor with respect to the Project. Neither this Agreement nor any course of dealing or practice shall be interpreted as creating, or shall be deemed to create, any employer-employee, principal-agent, partnership, joint venture or other relationship between INROB and CPCOM. CPCOM has and hereby retains the right to exercise full control over the employment, direction and discharge of all persons assisting it in the execution of the Project. CPCOM shall be solely responsible for all matters relating to payment of its employees, including compliance with any applicable law, withholding and all other regulations governing such matters.

CPCOM shall be solely and fully responsible for its own acts and those of its subordinates, employees, subconsultants and subcontractors during the term of this Agreement.

23.2	Amendment. The terms and conditions of this Agreement may only be amended by a written instrument signed by both parties.

23.3
Waivers. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

23.4
Public Releases. CPCOM shall not make public announcements or publicity releases related to the Project without INROB's prior written approval, including, without limitation, INROB's prior written approval of the form and content of any such announcements or releases, in both cases such approval not to be unreasonably withheld.

23.5
Agreement Language. Should this Agreement be translated into any language other than English, the English version shall prevail and shall be considered as the only true and original version of the parties' agreements.

23.6
Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

23.7
Specific Performance. Each party acknowledges and agrees that the other party would be irreparably damaged in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted by either of the parties, in addition to any other remedy to which they may be entitled, at law or in equity.

23.8
Expenses. Each party shall bear its own cost and expenses (including accountants fees, legal fees and other professionals and representatives fees), incurred in connection with the preparation, execution and delivery of this Agreement or any other document relating to the transactions contemplated by this Agreement.

23.9
Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the consummation of the transaction contemplated hereby and shall not be terminated or otherwise extinguished by the consummation of the transactions contemplated hereby.

23.10
Severability. In the event that any one or more of the provisions of this Agreement shall be deemed invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties shall attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor and, upon so agreeing, shall incorporate such substitute provision in this Agreement.

23.11
Notices. All notices, communications and demand required or permitted to be given or made hereunder or pursuant hereto shall be in writing and shall be deemed to have been received (i) upon hand delivery (receipt acknowledged) or delivery by telex (with correct answer back received), telecopy or facsimile (with transmission confirmation report); or (ii) on the second business day following the date of mailing by express courier service, fully prepaid, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be at the address set forth in the preface above as amended in writing from time to time.

23.12
Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matters hereof, and supersedes all prior agreements between the parties with regard to such subject matter. This Agreement may not be amended, supplemented, discharged, terminated or altered except by a written instrument signed by the parties hereto.

23.13
Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

23.14
Governing Court. In the event of any dispute or controversy arising out of or in relation to this Agreement, the parties shall use their best endeavors to settle the same amicably. To this affect, they shall consult and negotiate with each other in good faith and understanding of their mutual interests to reach a just and equitable solution acceptable to both of them.

Any dispute, difference or controversy of any kind whatsoever between the parties in connection with or arising out of this Agreement, or its interpretations or rectification, including without limitation, a dispute or controversy relating to the construction of any provision or the validity or enforceability of any term or condition or of the entire Agreement, or any claim that all or any part of this Agreement is void or voidable, shall be submitted and shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (ICC) by three arbitrators appointed in accordance with the said Rules. The place of the said arbitration shall be in the city of New York according to the laws of the State of New York and in the English language.

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Signature Page to follow

IN WITNESS THEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST WRITTEN ABOVE:

INROB	CPCOM

By:/s/ Ben Tsur Joseph	By:	/s/ Dan Galler
Its: CEO		Its Managing Director

Exhibit 1.1 (a)

8178 Dr. A. Santos Ave., Paranaque City, Philippines